EXHIBIT 99.1

Susan Thompson Promoted to Executive Vice President, Chief Financial Officer of Community West Bancshares and Community West Bank

GOLETA, Calif., March 29, 2017 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today announced that Susan C. Thompson was promoted to serve as Chief Financial Officer of the Company and the Bank, commencing April 1, 2017.  Ms. Thompson has been with the Bank for ten of the last sixteen years, and has served as Controller for the past four years.  “This promotion is part of the Company’s strategic plan for management succession,” said Martin E. Plourd, President and Chief Executive Officer.  “In addition to her extensive banking experience, Susan’s commitment to customers, employees and the community match our values and approach to doing business.”

Charles (Chick) G. Baltuskonis will serve as Chief Administrative Officer of the Bank until he retires, as previously announced, in July 2017.  Mr. Baltuskonis will assist in transitioning the CFO responsibilities to Ms.Thompson for both the Company and the Bank until his retirement.

Ms. Thompson has served ten of the last sixteen years at Community West, and was Senior Vice President and Controller / Principal Accounting Officer of Western Alliance Bancorporation from November 2009 to June 2013 and Senior Vice President and Controller at Pacific Capital Bancorporation from June 2007 to October 2009.  Prior to that, Ms. Thompson served as Chief Financial Officer of Alliance Manufacturing Software International and was a senior auditor with Deloitte and Touche, LLP in their financial services practice.  A native of Southern California, Ms. Thompson earned a Bachelor of Science degree in accounting from the University of Utah, Salt Lake City. She is also a graduate of the Pacific Coast Banking School at the University of Washington and is a certified public accountant.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, San Luis Obispo, Ventura, Oxnard and Westlake Village.  The principal business activities of the Company are Relationship Business banking, Manufactured Housing lending and Government Guaranteed lending.  Community West Bank has over $700 million in assets.  For more information, visit www.CommunityWestBank.com.

In September 2016, Community West was named to Sandler O’Neill and Partners Bank and Thrift Sm-All Stars – Class of 2016.  This award recognized Community West as one of the top 27 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact:
Martin E. Plourd, President & CEO
805.692.4382
www.communitywestbank.com